Exhibit 99.1

AspenTech Proposes Settlement With Federal Trade Commission

     CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 6, 2004--On July 2, 2004, Aspen Technology, Inc. (Nasdaq: AZPN) and attorneys for the Federal Trade Commission's
(FTC) Bureau of Competition (the "Parties") submitted a joint motion with the FTC's Secretary moving to withdraw from adjudication the FTC's complaint against AspenTech. This decision follows AspenTech's proposal of a Consent Agreement that would resolve the complaint in its entirety. As a result these actions, the administrative trial that was scheduled to begin on July 30, 2004, will not occur.
     The proposed agreement would enable AspenTech to continue selling its software engineering products currently offered, including those acquired in the acquisition of Hyprotech. AspenTech is pleased that it will be able to continue offering customers the high level of services, support and product investment customers have come to expect. This proposed agreement would enable the company to resolve the FTC litigation on terms that it believes are favorable for its key stakeholders.
     The proposed consent decree has been submitted by the Parties for review and approval by the FTC Commissioners.

     About AspenTech

     Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to increase efficiency and profitability. AspenTech's engineering product line is used to design and improve plants and processes, maximizing returns throughout an asset's operating life. Its manufacturing/supply chain product line allows companies to increase margins in their plants and supply chains, by managing customer demand, optimizing production, and streamlining the delivery of finished products. These two offerings are combined to create solutions for enterprise operations management (EOM), integrated enterprise-wide systems that provide process manufacturers with the capability to dramatically improve their operating performance. Over 1,500 leading companies already rely on AspenTech's software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, Foster Wheeler, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.

     Certain paragraphs of this press release contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statement using the term "will," "should," "could," "anticipates," "believes" or a comparable term is a forward-looking statement. Actual results may vary significantly from AspenTech's expectations based on a number of risks and uncertainties, including: AspenTech's lengthy sales cycle which makes it difficult to predict quarterly operating results; fluctuations in AspenTech's quarterly operating results; AspenTech's dependence on customers in cyclical industries; adverse global economic conditions; AspenTech's ability to raise additional capital as required; the FTC's investigation of the Hyprotech acquisition; the outcome of AspenTech's restructuring plans; intense competition; AspenTech's need to develop and market products successfully; and other risk factors described from time to time in AspenTech's periodic reports and registration statements filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements. AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.

     CONTACT: Aspen Technology, Inc.
              Joshua Young, 617-949-1274
              joshua.young@aspentech.com